Rosetta Genomics Ltd.

April 30, 2004

To
Mr. Yossi Ben-Yossef
Kadima Hi-Tech Ltd. (“Kadima”)

Dear Yossi,

Re: Rosetta Genomics Ltd. (the “Company”) – New Investment Round

Pursuant to our conversation and for the sake of good order, following is a summary of the terms agreed in our conversations, with respect to the possible participation of new investors organized by Kadima, in Rosetta’s contemplated new investment round:

1.	Rosetta is planning to close a new investment round of $3M-$5M from investors at a pre-money valuation of $50M (the “Investment Round”) not later than June 30, 2004 (the “Closing Date”).

2.	Kadima will be entitled to organize a group of investors to participate in the Investment Round (such investors: the “Kadima Investors”), under the following terms:

2.1
All of the Kadima Investors will invest through Kadima, who will be their sole representative towards the Company. All of the shares to be allotted at the closing of the Investment Round, in consideration for the investment of the Kadima Investors, will be allotted to Kadima who will be the sole Company shareholder representing, as a trustee, such Kadima Investors. For such purposes Kadima will enter into internal trust agreements with the Kadima Investors with respect to the holding of such shares, in the form already existing in relation to present investors introduced to the Company by Kadima or such other form approved in advance and in writing by the Company.

2.2	The terms of the Investment Round will be reflected in an investment agreement, which will be drafted by Rosetta’s counsels.

2.3
Kadima will appoint one legal counsel who will represent all of the Kadima Investors in the negotiations with the Company’s legal counsels, with respect to the terms of the Investment Agreement. The Company will not re-negotiate any material terms of the Investment Agreement with individual Kadima Investors.

2.4	Kadima will notify the Company in advance of the identity of the Kadima Investors, which will be subject to the Company’s approval.

3.	Kadima shall be entitled to the following consideration for the investments made by Kadima Investors under the Investment Round:

3.1
A cash consideration equal to 4% of the cash investments, which will be made by Kadima Investors in accordance with the Investment Round. VAT shall be added to such cash consideration against a proper tax invoice of Kadima.

Kadima-Rosetta Agreement April 30, 2004

3.2
In addition to the consideration specified in Section 3.1 above Kadima shall be entitled to an option to purchase an amount of ordinary shares of the Company equal to up to 2% of the amount of shares allotted by the Company to the Kadima Investors in accordance with the Investment Round, at the price per share of the Investment Round.  The option will be valid for 18 months following the closing of the Investment Round.

4.
The option to purchase up to 33,577 Ordinary Shares for a price of $0.9158 per share, as set forth in Section 1.2 of the letter agreement between the Company and Kadima, dated May 28, 2002, as extended by the letter agreement dated March 3, 2003 (the “First Option”) is hereby extended until the Closing Date.

5.
In the event that at least $3M are invested by Kadima Investor’s under the terms of the Investment Round, by not later than the Closing Date, the exercise periods of the following existing options of Kadima to purchase Ordinary Shares of the Company, shall automatically be extended for an additional period of eighteen months: (i) the First Option, (ii) the option to purchase up to 53,272 Ordinary Shares for a price of $1.3281 per share, as set forth in Section 3.2 of the letter agreement between the Company and Kadima, dated March 3, 2003.

6.	Please confirm your agreement to the terms set forth in this Agreement by signing below.

7.
For the avoidance of doubt it is hereby stipulated that this document deals only with Kadima’s consent to provide certain services to the Company and the terms hereof and shall not be considered as a consent (of any kind or sort) being given on behalf of the existing investors in the Company who are represented by Kadima to the proposed Investment Round or any of its terms. Those investors’ rights are fully reserved.

Sincerely yours,

/s/ Dr. Isaac Bentwich
Dr. Isaac Bentwich, CEO Rosetta Genomics Ltd.

We hereby confirm our agreement to the terms set forth above:

/s/ Yossi Ben Yossef
Kadima Hi-Tech Ltd. Yossi Ben Yossef

Kadima-Rosetta Agreement April 30, 2004